Exhibit 5.1

Trombly Business Law 1320 Centre St., Suite 202, Newton Centre, MA 02459 Telephone (617) 243-0060 Facsimile (617) 243-0066

Amy M. Trombly, Esq.	amy@tromblybusinesslaw.com

May 8, 2007

CommercePlanet, Inc.
30 S. La Patera Lane, Suite 8
Goleta, CA 93117

Re: Registration Statement on Form SB-2

Gentlemen:

I have acted as counsel to CommercePlanet, Inc., a Utah corporation (the “Company”), in connection with the preparation and filing with the Securities Exchange Commission of a Registration Statement on Form SB-2, Registation No. 333-141375 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, up to 5,587,500 shares of its common stock, par value $0.001 per share (the “Shares”) which may be sold from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, I have examined the Company’s Amended and Restated Articles of Incorporation, By-laws and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as I deemed relevant; and the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, I am of the opinion that, the Shares are duly and validly issued, fully paid and non-assessable shares of the Common Stock.

My opinion is limited to the Utah General Corporation Law and federal securities laws of the United States and I express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Trombly Business Law 1320 Centre St., Suite 202, Newton Centre, MA 02459 Telephone (617) 243-0060 Facsimile (617) 243-0066

Amy M. Trombly, Esq.	amy@tromblybusinesslaw.com

This opinion is based up on currently existing statutes, rules, regulations and judicial decisions, and even though the Securities may be issued from time to time on a delayed or continuous basis, I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I understand that you wish to file this opinion as an exhibit to the Registration Statement, and I hereby consent thereto.

Very truly yours,

/s/ Amy Trombly, Esq.
Amy Trombly, Esq.